EXHIBIT 21

                            IVI COMMUNICATIONS, INC.
                                  SUBISIDIARIES



Internet Ventures, Inc.
Incorporated in California


Durangonet, Inc.
Incorporated in Colorado
         dba Frontier Internet
         dba Western Internet Connection


Internet Ventures Oregon, Inc.
Incorporated in Oregon
         dba Infostructure
         dba Medford Internet
         dba Klamath Falls Internet


Northcoast Internet, Inc.
Incorporated in California
         dba Northcoast Internet
         dba Tidepool Internet
         dba Tomatoweb OnLine
         dba Venturalink Internet
         dba Netfor995


Quik Communications, Inc.
Incorporated in California
         dba Quik Communications